Exhibit 10.1

August 10, 2015

Timothy J. Kilpin

c/o Mattel, Inc.

333 Continental Blvd.

El Segundo, CA 90245

Dear Tim,

This letter (this “Letter Agreement”) memorializes our discussions with respect to your upcoming separation of employment (the “Separation”) with Mattel, Inc. (“Mattel”) on November 2, 2015 (the “Termination Date”), including with respect to your employment through the Termination Date and with respect to the application of certain terms of the Mattel, Inc. Executive Severance Plan B (the “Severance Plan”) and the participation letter relating to the Severance Plan, dated as of July 18, 2014, between you and Mattel (the “Participation Letter”). This Letter Agreement also serves as notice to you pursuant to Section 15 of the Severance Plan; and, you specifically agree and acknowledge to waive the requirement in Section 2(f) that the Termination Date be no more than fifteen (15) days after the actual receipt of the notice of termination.

Service Through The Termination Date. You will immediately cease to serve as President, Toy Box and from August 10, 2015 through the Termination Date, you shall be an Executive Advisor, reporting to the Chief Operating Officer of Mattel or his designee, with such duties as shall reasonably be requested of you by the Chief Operating Officer or his designee. Pursuant to the terms of the Severance Plan, you will be eligible to receive a pro-rated annual bonus that you would have received under the Mattel Incentive Plan (the “MIP”) for fiscal year 2015, if any, as if you had remained employed through the regularly scheduled payment date for such MIP bonus, based on the number of days in fiscal year 2015 you were employed with the Company, payable following the end of fiscal year 2015 in accordance with the applicable terms of the MIP and the Severance Plan.

Severance Benefits. For purposes of the Severance Plan, the Separation is currently deemed a Covered Termination (as defined in the Severance Plan) pursuant to Section 2(e) thereof. In connection with the Separation, you will be entitled to the severance payments and benefits set forth in Section 3(b) of the Severance Plan, subject to your execution following the Termination Date of the release (the “Release”) in substantially the form attached as Exhibit A to the Participation Letter (and the Release becoming irrevocable within 55 days of the Termination Date).

Resignation From All Positions. You agree to tender your resignation from any and all positions you occupy as an officer or director of the Company by signing the resignation letter in the form of Exhibit A to this Agreement and returning it to me along with this Agreement.

Severance Plan. You agree and acknowledge that the Severance Plan and your Participation Letter remain in full effect and that this Letter Agreement shall not interfere with or restrict the right of the Company to discharge you for Cause (i.e., if your employment terminates for any reason other than a Covered Termination prior to November 2, 2015, you acknowledge that you will not be eligible for the severance benefits under the Severance Plan). The Termination Date shall be the “Date of Termination” for all purposes of the Severance Plan.

Full Agreement. This Letter Agreement, the Severance Plan, the Participation Letter, the Release and the 2012 Employee Confidentiality and Inventions Agreement (effective May 1, 2012) (the “2012 Agreement”) or any agreement superseding the 2012 Agreement (collectively, the “Agreements”) constitute the full understanding of you, Mattel and the Company with respect to the Separation. Without limiting the generality of the foregoing, you expressly acknowledge and agree that except as specifically set forth in the Agreements, you are not entitled to receive any severance pay or benefits from Mattel, the Company and its affiliates.

Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The dispute resolution provisions of the Severance Plan shall apply to this Letter Agreement.

Miscellaneous. This Letter Agreement may be amended, modified or changed only by a written instrument executed by you and Mattel. The captions of this Letter Agreement are not part of the provisions hereof and shall have no force or effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Sincerely,

Mattel, Inc.

By:	/s/ Alan Kaye
Alan Kaye
Executive Vice President, Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Timothy J. Kilpin
Timothy J. Kilpin

Exhibit A

Date:

Mattel, Inc.

333 Continental Boulevard

El Segundo, California 90245

Re:	Resignation from director and officer positions with Mattel and/or its subsidiaries

Ladies and Gentlemen:

I hereby resign from any position I occupy as a director or officer of Mattel, Inc. and/or any direct or indirect subsidiary of Mattel, Inc., effective as of                                         .

Very truly yours,

Signature:

Name: